LIST OF SUBSIDIARIES

1.   Fischer Imaging Europe A/S

2.   Fischer Imaging Australia Pty. Ltd.

3.   Fischer Imaging (China Limited)

4.   Fischer Export Limited

5.   Bloom Associates Ltd.